Exhibit 3.1(b)

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BANNER CORPORATION

Pursuant to the provisions of Title 23B of the Revised Code of Washington ("RCW") (the Washington Business Corporation Act), the following shall constitute the Articles of Incorporation of Banner Corporation, a Washington corporation:

ARTICLE I.                 Name.  The name of the corporation is Banner Corporation (the "corporation").

ARTICLE II.               Duration.  The duration of the corporation is perpetual.

ARTICLE III.             Purpose and Powers.  The nature of the business and the objects and purposes to be transacted, promoted or carried on by the corporation are to engage in the activities of a bank holding company and in any other lawful act or business for which corporations may be organized under the Washington Business Corporation Act (as now in existence or as may hereafter be amended, the "WBCA").

ARTICLE IV.            Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 200,500,000, of which 200,000,000 shall be common stock of par value of $0.01 per share, and of which 500,000 shall be serial preferred stock of par value $0.01 per share.  The shares may be issued from time to time as authorized by the board of directors without further approval of the shareholders, except to the extent that such approval is required by governing law, rule or regulation.  The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the stated par value per share.  Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.  Upon authorization by its Board of directors, the corporation may issue its own shares in exchange for or in conversion of its outstanding shares or distribute its own shares, pro rata to its shareholders or the shareholders of one or more classes or series, to effectuate stock dividends or splits, and any such transaction shall not require consideration.

Except as expressly provided by applicable law, these Articles of Incorporation or by any resolution of the board of directors designating and establishing the terms of any series of preferred stock, no holders of any class or series of capital stock shall have any right to vote as a separate class or series or to vote more than one vote per share.  The shareholders of the corporation shall not be entitled to cumulative voting in any election of directors.

A description of the different classes and series (if any) of the corporation's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class and series (if any) of capital stock are as follows:

A.           Common Stock.  On matters on which holders of common stock are entitled to vote, each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors.

In the event of any liquidation, dissolution or winding up of the corporation, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the corporation available for distribution remaining after:  (i) payment or provision for payment of the corporation's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of the corporation.  Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

B.           Serial Preferred Stock.  The board of directors of the corporation is authorized by resolution or resolutions from time to time adopted to provide for the issuance of preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of any of the following:

(a)  The distinctive serial designation and the number of shares constituting such series;

(b)  The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)  The voting powers, full or limited, if any, of shares of such series;

(d)  Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

(e)  The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(f)  Whether the shares or such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)  Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, and, if so convertible or exchangeable, the conversion price(s), or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)  The price or other consideration for which the shares of such series shall be issued; and

(i)  Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of preferred stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

ARTICLE V.                Preemptive Rights.  Holders of the capital stock of the corporation shall not be entitled to preemptive rights with respect to any shares of the corporation which may be issued.

ARTICLE VI.               Merger, Share Exchange, Sale of Assets and Dissolution.  A merger, share exchange, sale of all or substantially all of the corporation's assets, or dissolution must be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon, or, if separate voting by voting groups is required, then by not less than the affirmative vote of the holders of a majority of the outstanding shares entitled to be cast by that voting group.

ARTICLE VII.             Directors.

A.           Number. The number of directors of the corporation shall be such number, not less than 5 nor more than 25 (exclusive of directors, if any, to be elected by holders of preferred stock of the corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the Bylaws; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further, that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action.

B.           Classified Board.  The board of directors shall be divided into three groups, with each group containing one-third of the total number of directors, or as near as may be.  The terms of the directors in the first group shall expire at the first annual shareholders' meeting following their election, the terms of the second group shall expire at the second shareholders' meeting following their election, and the terms of the third group shall expire at the third annual shareholders' meeting following their election.  At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire.

C.           Vacancies. Vacancies in the board of directors of the corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

ARTICLE VIII.              Removal of Directors. Notwithstanding any other provisions of these Articles of Incorporation or the corporation's Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the corporation's Bylaws), any director or the entire Board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the total votes eligible to be cast at a legal meeting called expressly for such purpose.  Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the corporation shall have the right, voting separately as a class, to elect one or more directors of the corporation, the preceding provisions of this Article VIII shall not apply with respect to the director or directors elected by such holders of preferred stock.

ARTICLE IX.                 Registered Office and Agent.  The registered office of the corporation shall be located at 10 South First Avenue, Walla Walla, Washington 99362.  The initial registered agent of the corporation at such address shall be Gary Sirmon.

ARTICLE X.                  Notice for Shareholder Nominations and Proposals.

A.           Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the board of directors of the corporation or by any shareholder of the corporation entitled to vote generally in the election of directors.  In order for a shareholder of the corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than thirty-one days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.  Each such notice given by a shareholder with respect to nominations for election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominees, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the General Rules and Regulations of the Securities Exchange Act of 1934, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (v) as to the shareholder giving such notice (a) his name and address as they appear on the corporation's books and (b) the class and number of shares of the corporation which are beneficially owned by such shareholder.  In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the corporation.

B.           Each such notice given by a shareholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.  Notwithstanding anything in this Certificate to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

C.           The Chairman of the annual or special meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if the Chairman should so determine, the Chairman shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the shareholders taking place thirty days or more thereafter.  This provision shall not require the holding of any adjourned or special meeting of shareholders for the purpose of considering such defective nomination or proposal.

ARTICLE XI.             Approval of Certain Business Combinations. The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.

A.           (1)           Except as otherwise expressly provided in this Article XI, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required to authorize any of the following:

(a) any merger or consolidation of the corporation with or into a Related Person;

(b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

(c) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation;

(d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation;

(e) the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person;

(f) the acquisition by the corporation or a subsidiary of the corporation of any securities of a Related Person;

(g) any reclassification of the common stock of the corporation, or any recapitalization involving the common stock of the corporation; and

(h) any agreement, contract or other arrangement providing for any of the transactions described in this Article XI.

(2)           Such affirmative vote shall be required notwithstanding any other provision of these Articles of Incorporation, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

(3)           The term "Business Combination" as used in this Article XI shall mean any transaction which is referred to in any one or more of subparagraphs (a) through (i) above.

B.           The provisions of Part A of this Article XI shall not be applicable to any particular Business Combination, which shall require only such affirmative vote as is required by any other provision of these Articles of Incorporation, any provision of law, or any agreement with any regulatory agency or national securities exchange, if such particular Business Combination shall have been approved by two-thirds of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

C.           For the purposes of this Article XI the following definitions apply:

(1)           The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of the corporation (excluding tax-qualified benefit plans of the corporation); and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity.  Without limitation, any shares of the common stock of the corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed "beneficially owned" by such Related Person.

(2)           The term "Substantial Part" shall mean more than 25% of the total assets of the corporation as of the end of its most recent fiscal year prior to when the determination is made.

(3)           The term "Continuing Director" shall mean any member of the board of directors of the corporation who is unaffiliated with the Related Person and was a member of the board of directors prior to the time the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors.

(4)           The term "Continuing Director Quorum" shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

ARTICLE XII.            Evaluation of Business Combinations.  In connection with the exercise of its judgment in determining what is in the best interests of the corporation and of the shareholders, when evaluating a Business Combination (as defined in Article XI) or a tender or exchange offer, the board of directors of the corporation, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

ARTICLE XIII.          Limitation of Directors' Liability.  To the fullest extent permitted by the WBCA, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for acts or omissions that involve: (i) intentional misconduct by the director; (ii) a knowing violation of law by the director; (iii) conduct violating RCW Section 23B.08.310 (relating to unlawful distributions by the corporation); or (iv) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.  If the WBCA is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by the WBCA, as so amended, without any requirement or further action by shareholders.  An amendment or repeal of this Article XIII shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment or repeal.

ARTICLE XIV.           Indemnification.  The corporation shall indemnify and advance expenses to its directors, officers, agents and employees as follows:

A.           Directors and Officers.  In all circumstances and to the full extent permitted by the WBCA, the corporation shall indemnify any person who is or was a director, officer or agent of the corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the corporation), by reason of the fact that he is or was an agent of the corporation, against expenses, judgments, fines, and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding.  However, such indemnity shall not apply to: (a) acts or omissions of the director or officer finally adjudged to violate law; (b) conduct of the director or officer finally adjudged to violate RCW Section 23B.08.310 (relating to unlawful distributions by the corporation), or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in money, property, or services to which the director was not legally entitled.  The corporation shall advance expenses incurred in a proceeding for such persons pursuant to the terms set forth in a separate directors' resolution or contract.

B.           Implementation.  The board of directors may take such action as is necessary to carry out these indemnification and expense advancement provisions.  It is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions.  Such Bylaws, resolutions, contracts, or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

C.           Survival of Indemnification Rights.  No amendment or repeal of this Article XIV shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

D.           Service for Other Entities.  The indemnification and advancement of expenses provided under this Article XIV shall apply to directors, officers, employees, or agents of the corporation for both (a) service in such capacities for the corporation, and (b) service at the corporations's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.  A person is considered to be serving an employee benefit plan at the corporation's request if such person's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan.

E.           Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability under the provisions of this bylaw and the WBCA.

F.           Other Rights.  The indemnification provided by this section shall not be deemed exclusive of any other right to which those indemnified may be entitled under any other bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE XV.	Acquisition of Capital Stock

A.           Five Year Prohibition.  For a period of five years from the effective date of the completion of the conversion of First Savings Bank of Washington to the stock holding company form (which entity shall become a wholly-owned subsidiary of the corporation upon such conversion), no person shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the corporation, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Continuing Directors, as defined in Article XI.  In addition, for a period for five years from the completion of the conversion of First Savings Bank of Washington to the stock holding company form (which entity shall become a wholly-owned subsidiary of the corporation upon such conversion), and notwithstanding any provision to the contrary in this Certificate or in the Bylaws of the corporation, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the corporation in violation of this Article XV, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

B.           Prohibition after Five Years.  If, at any time after five years from the effective date of the completion of the conversion of First Savings Bank of Washington to the stock holding company form (which entity shall become a wholly-owned subsidiary of the corporation upon such conversion), any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the corporation without the prior approval by a two-thirds vote of the Continuing Directors (as defined in Article XI), then the record holders of voting stock of the corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this paragraph B on any matter requiring their vote or consent.  With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the corporation which such record holders would otherwise be entitled to cast without giving effect to this paragraph B, the record holders in the aggregate shall be entitled to cast only one-hundredth of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders.  For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of voting stock of the corporation beneficially owned by such acquiring person by a fraction whose numerator is the number of votes represented by the shares of voting stock of the corporation and whose denominator is the total number of votes represented by the shares of voting stock of the corporation that are beneficially owned by such acquiring person.  A person who is a record owner of shares of voting stock of the corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this paragraph B by virtue of such shares being so beneficially owned by any of such acquiring persons.

C.           Definitions.  The term "person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the corporation. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.  The term "group acting in concert" includes (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, and (b) a combination or pooling of voting or other interest in the corporation's outstanding shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  The term "beneficial ownership" shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

D.           Exclusion for Employee Benefit Plans, Directors, Officers, Employees and Certain Proxies.  The restrictions contained in this Article XV shall not apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the corporation, (ii) any proxy granted to one or more Continuing Directors (as defined in Article XI) by a stockholder of the corporation or (iii) any employee benefit plans of the corporation.  In addition, the Continuing Directors of the corporation, the officers and employees of the corporation and its subsidiaries, the directors of subsidiaries of the corporation, the employee benefit plans of the corporation and its subsidiaries, entities organized or established by the corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership or voting stock of the corporation solely by virtue of their being directors, officers or employees of the corporation or a subsidiary thereof or by virtue of the Continuing Directors of the corporation, the officers and employees of the corporation and its subsidiaries and the directors of subsidiaries of the corporation being fiduciaries or beneficiaries of an employee benefit plan of the corporation or a subsidiary of the corporation.  Notwithstanding the foregoing, no director, officer or employee of the corporation or any of its subsidiaries or group of any of them shall be exempt from the provisions of this Article XV should any such person or group become a beneficial owner of more than 10% of any class or equity security of the corporation.

E.           Determinations.  A majority of the Continuing Directors (as defined in Article XI) shall have the power to construe and apply the provisions of the Article and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares beneficially owned by any person, (ii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iii) the application of any other definition or operative provision of this Article XV to the given facts or (iv) any other matter relating to the applicability or effect of this Article XV.  Any constructions, applications, or determinations made by the Continuing Directors pursuant to this Article XV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the corporation and its stockholders

ARTICLE XVI.            Special Meeting of Shareholders. Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time by the board of directors of the corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the Bylaws of the corporation, include the power and authority to call such meetings, but such special meetings may not be called by any other person or persons.

ARTICLE XVII.           Repurchase of Shares.  The corporation may from time to time, pursuant to authorization by the board of directors of the corporation and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

ARTICLE XVIII.         Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the corporation by a majority vote of the board of directors.  Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be adopted, repealed, altered, amended or rescinded by the shareholders of the corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE XIX.             Amendment of Articles of Incorporation.  The corporation reserves the right to repeal, alter, amend or rescind any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on shareholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles VIII, X, XI, XII, XIII, XIV, XV, XVI, XVIII and this Article XIX of these Articles of Incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by each separate voting group entitled to vote thereon, cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

ARTICLE XX.               Incorporator.  The name and mailing address of the incorporator are Gary Sirmon, 10 South First Avenue, Walla Walla, Washington 99362.

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